Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is made by and between Pinnacle Entertainment, Inc. (“Pinnacle”) on the one hand, and Arch Specialty Insurance Company (“Arch”) on the other hand. Pinnacle and Arch shall be referred to herein individually as a “Party” and collectively as the “Parties.” The “Effective Date” of this Agreement is February 22, 2008.

RECITALS

WHEREAS, Arch issued first-party property excess insurance to Pinnacle under policy no. PRP 0005468 00 with a policy period from April 1, 2005 to April 1, 2006 (the “Arch Policy”). The Arch Policy had a limit of $10 million, part of $50 million excess of $50 million (the “Second Excess Layer Participation”), and a limit of $50 million, part of $100 million excess of $150 million (the “Fourth Excess Layer Participation”); and

WHEREAS, on or about August 29, 2005, Hurricane Katrina made landfall in an area between eastern Louisiana and western Mississippi, causing catastrophic damage to Pinnacle’s Casino Magic hotel and casino, which was located in Biloxi, Mississippi (“Casino Magic”), as well as to certain other properties in Biloxi and to its Boomtown Casino location in Harvey, Louisiana (“Boomtown”); and

WHEREAS, Pinnacle sought coverage under the Arch Policy and other policies in its first-party property insurance program for the 2005-2006 policy period for the losses it sustained that related to or arose out of damage to Casino Magic, Boomtown, and other properties, caused by Hurricane Katrina, including for property damage to Pinnacle’s covered property and resultant business interruption loss, which losses Pinnacle contends currently equal or exceed $297 million (the “Insurance Claim”); and

WHEREAS, on or about August 4, 2006, Arch paid to Pinnacle its $10 million limits with respect to the Second Excess Layer Participation for the Insurance Claim (the “August 4, 2006 Payment”); and

WHEREAS, on or about August 1, 2006, Pinnacle filed a lawsuit in the United States District Court for the District of Nevada (the “Court”), entitled Pinnacle Entertainment, Inc. v. Allianz Global Risks US Insurance Company, et al., Case No. 2:06-cv-00935-BES-PAL, alleging, inter alia, breach of contract, bad faith, and breach of statutory duties in violation of Nevada Revised Statutes Section 686A.310, and seeking declaratory relief against Allianz Global Risks US Insurance Company (“Allianz”), Arch and RSUI Indemnity Company (“RSUI”) (the “Coverage Action”); and

WHEREAS, Pinnacle and Arch desire to settle any disputes between them which they now have or may later have regarding the Coverage Action and the Insurance Claim, including any claim, demand, or cause of action related to the loss caused by Hurricane Katrina that was made or could have been made in the Coverage Action and/or the Insurance Claim;

NOW, THEREFORE, in consideration of the mutual promises, covenants, obligations, agreements, and other undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree by and among themselves, each with the other, as follows:

AGREEMENT

1. PAYMENT.

1.1. Payment By Arch. On or before March 17, 2008, Arch shall deliver to Pinnacle’s attorneys a check or draft in the amount of Thirty-Six Million Seven Hundred Fifty Thousand Dollars ($36,750,000.00) made payable to “Pinnacle Entertainment, Inc.” The foregoing payment shall be referred to herein as the “Settlement Payment.” None of the Settlement Payment is for bad faith damages claimed by Pinnacle. The entire Settlement Payment shall be allocated to pay for covered loss sought by Pinnacle under the Fourth Excess Layer Participation.

1.2. Assignment by Arch. Arch hereby assigns to Pinnacle its remaining obligations, if any to pay under the Fourth Excess Layer Participation, over and above the Settlement Payment (but not to exceed the remaining amount of the policy which is $13,250,000), that are or may have become due if not for the execution of this Agreement and Pinnacle’s release of Arch (the “Assignment”).

2. RELEASES.

2.1. Release by Pinnacle. Upon Pinnacle’s receipt and successful deposit of the Settlement Payment, but subject to the Court’s entry of the stipulated dismissal referenced in Section 3.1, Pinnacle and each of its parents, subsidiaries, predecessors, successors and assigns (the “Pinnacle Releasors”), do forever release Arch and solely with respect to Arch’s liability, each of its past, present and future businesses, affiliates, parents, subsidiaries, joint venturers, assigns, trustees, owners, principals, officers, directors, shareholders, agents, employees, independent contractors, suppliers, reinsurers (but only to the extent such reinsurer is a reinsurer of Arch), attorneys, and representatives, and each of them (collectively, the “Arch Releasees”), of and from any and all liabilities, claims, defenses, causes of action, obligations, duties, penalties, attorneys’ fees, costs, damages, or injuries of any nature whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, including any claim for contribution, indemnity or subrogation, whether contingent or liquidated, which the Pinnacle Releasors have relating to or arising out of: (a) the Insurance Claim; (b) the Coverage Action, including, without limitation, any claims for breach of the Arch Policy, breach of any implied covenant of good faith and fair dealing, bad faith, violations of Nevada Revised Statutes Section 686A.310, and/or punitive, exemplary and/or extra-contractual damages or penalties; and/or (c) the August 4, 2006 Payment. Notwithstanding anything else in this Agreement, the Pinnacle Releasors are not releasing the Arch Releasees, or any of them, from any duties or obligations under this Agreement. Further, the Pinnacle Releasors are not releasing any other insurer or reinsurer, including without limitation, Allianz or RSUI. The Pinnacle Releasors do not release Willis of Nevada, Inc. or any of its respective former or present affiliate companies, their parents, subsidiaries, divisions and merged or acquired companies (collectively, “Willis”). Notwithstanding the foregoing, Pinnacle shall be permitted pursuant to the Assignment to pay up to $13,250,000 on behalf of Arch towards the Insurance Claim and/or the Coverage Action, if necessary, to exhaust the Arch Policy and to trigger any insurance excess of the Fourth Excess Layer Participation. Other than any such payment made by Pinnacle on behalf of Arch, Pinnacle shall not seek, and shall have no right to collect, any amount from Arch for the Insurance Claim or the Coverage Action in excess of the August 4, 2006 Payment and the Settlement Payment.

2.2. Release by Arch. In exchange for the foregoing release and other valuable consideration, Arch, and each of its parents, subsidiaries,

predecessors, successors and assigns (the “Arch Releasors”), upon Pinnacle’s receipt and successful deposit of the Settlement Payment, but subject to the Court’s entry of the stipulated dismissal referenced in Section 3.1, do forever release Pinnacle and each of its past, present and future businesses, affiliates, parents, subsidiaries, joint venturers, assigns, trustees, owners, principals, officers, directors, shareholders, agents, employees, independent contractors, suppliers, insurers, reinsurers, attorneys, and representatives, and each of them (collectively, the “Pinnacle Releasees”), of and from any and all liabilities, claims, defenses, causes of action, obligations, duties, penalties, attorneys’ fees, costs, damages, or injuries of any nature whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, including any claim for contribution, indemnity or subrogation, whether contingent or liquidated, which the Arch Releasors have relating to or arising out of: (a) the Insurance Claim; (b) the Coverage Action, including, without limitation, any claims for breach of the Arch Policy, breach of any implied covenant of good faith and fair dealing, bad faith and/or any claims relating to the tender or investigation of the Insurance Claim; and/or (c) the August 4, 2006 Payment. Notwithstanding anything else in this Agreement, the Arch Releasors are not releasing the Pinnacle Releasees, or any of them, from any duties or obligations under this Agreement.

2.3. All Claims Included. With respect to the claims specifically released in Sections 2.1 and 2.2 above, the Parties agree that this Agreement includes all claims of every kind and nature relating to the Settlement Payment, the August 4, 2006 Payment, the Insurance Claim, or the Coverage Action. As it pertains to such released claims, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other State, Territory or other jurisdiction. Section 1542 reads in pertinent part:

“A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

The Parties each hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other State, Territory or other jurisdiction was separately bargained for and that they would not enter into this Agreement unless it included a broad release of all unknown claims relating to the Settlement Payment, the August 4, 2006 Payment, the Insurance Claim and/or the Coverage Action. This release does not include any claims of fraud and/or misrepresentation in the inducement of this Agreement. The Parties each expressly agree that all release provisions in this Agreement shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown, unsuspected and/or future claims, demands and causes of action. The Parties each assume for themselves the risk of the subsequent discovery or understanding of any matter, fact or law, that if now known or understood, would in any respect have affected his, her or its entering into this Agreement.

3. COVENANTS.

3.1. Stipulated Dismissal With Prejudice And Withdrawal Of Motions. Pinnacle covenants that within three (3) business days of its receipt and successful deposit of the Settlement Payment, it will deliver to counsel for Arch a stipulated dismissal with prejudice of the Coverage Action (as to Arch only), and without costs, sanctions, or attorneys’ fees against any of the Parties, in substantially the same form as Exhibit 1 hereto. Arch covenants that it shall, in turn, execute and file such stipulated dismissal in the United States District Court for the District of Nevada. Each of the Parties further covenant that upon this Agreement being fully executed, they shall both move the Court to withdraw all pending motions filed against each other in the Coverage Action.

3.2. Acknowledgment Of Covered Value. Arch hereby acknowledges that Pinnacle asserts that the covered amount of the Insurance Claim, in accordance with the terms and conditions of the Arch Policy, exceeds Arch’s Fourth Excess Layer Participation. Arch agrees that it shall not dispute this assertion or take any position contrary thereto in the Coverage Action or in any proceeding related to or arising out of the Insurance Claim or the Coverage Action, except that nothing herein shall prevent or preclude Arch from providing truthful testimony, in response to legal process, about what it considers to be the nature, extent, and/or measurable value of the Insurance Claim and the Coverage Action. The Parties agree that it is in their best interests to enter into this Agreement, and that the Agreement reflects a negotiated resolution of the dispute between Pinnacle and Arch. Notwithstanding the foregoing or anything else in this Agreement, it is a material term of this Agreement that nothing in this Agreement shall: (1) limit or reduce Pinnacle’s Insurance Claim against Allianz or RSUI; or (2) limit or reduce Allianz or RSUI’s liability to Pinnacle. Pinnacle does not admit by way of this Agreement or otherwise, and expressly denies, that its claim for damages caused by Hurricane Katrina is limited to $223,500,000.

3.3. Use Of Agreement. Arch hereby agrees and stipulates that Pinnacle has the right, in its sole discretion and without challenge by Arch, to disclose the amount and/or terms of this Agreement to the Court, Allianz and/or RSUI, and to seek admittance of the amount and/or terms of this Agreement into evidence in the Coverage Action or in any proceeding related to or arising out of the Insurance Claim or the Coverage Action, including any appraisal of the Insurance Claim. Arch agrees that it shall not voluntarily provide testimony on behalf of Pinnacle, Allianz, or RSUI in the Coverage

Action or in any proceeding related to the Insurance Claim or the Coverage Action unless compelled by legal process to do so.

4. REPRESENTATIONS AND WARRANTIES.

4.1. Prudence. The Parties, and each of them, represent and warrant that in executing this Agreement they rely solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims hereunder and regarding all matters which relate in any way to the subject matter hereof, and that, except as provided herein, they have not been influenced to any extent whatsoever in executing this Agreement by any representations, statements or omissions pertaining to any of the foregoing matters by any party or by any person representing any party to this Agreement. The Parties, and each of them, further represent and warrant to each other that he, she or it has made such investigation of the facts pertaining to the settlement, this Agreement and all of the matters pertaining thereto, as he, she or it deems necessary. Each Party assumes the risk of mistake as to facts or law.

4.2. Authority to Extinguish Claims. The Parties hereby represent and warrant that the person executing this Agreement on their behalf has taken all necessary action to approve the making and performance of this Agreement, that he or she is competent to execute this instrument and that he or she is duly authorized, and has the full right and authority, to execute this Agreement on such Party’s behalf.

4.3. No Assignment or Transfer of Claims. Except for Section 1.2, the Parties, and each of them, warrant and represent to each other that they retain the sole right to and ownership of all rights, title and interest in and to every claim they release herein and that they have not assigned, committed, or permitted, or agreed to any sale, encumbrance, hypothecation or transfer, whether by operation of law or otherwise, or otherwise transferred any interest in any of the claims they release herein to any other person or entity.

5. MISCELLANEOUS.

5.1. Headings. Section headings are for convenience only and shall not be construed to change or affect the text of this Agreement.

5.2. Integration. Except for the Policy, this Agreement and the attachments incorporated herein contain the entire agreement between and among the Parties relating to the Insurance Claim and the Coverage Action, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, relating to those matters are merged into this Agreement.

5.3. Governing Law. This Agreement is governed by Nevada law, without regard to Nevada’s conflict of law principles.

5.4. Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall be deemed continuing and shall survive the Effective Date of this Agreement.

5.5. Further Assurances. The Parties agree to execute such other documents and take such actions as may reasonably be necessary to further the purpose of this Agreement.

5.6. No Benefit to Non-Settling Parties. Except as expressly provided herein, this Agreement shall not confer any right or benefit upon, or release from liability any person or entity who is not a Party to this Agreement.

5.7. Counterpart Originals. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Facsimile signatures shall be considered the same as originals.

5.8. Binding Effect. This Agreement binds and inures to the benefit of the Parties, their assigns, heirs, administrators, executors, representatives, beneficiaries and successors, and each of them.

5.9. Modification. This Agreement cannot be modified or amended except by written agreement signed on behalf of each of the Parties.

5.10. Waiver. No provision of this Agreement may be waived except by written instrument signed by the Party waiving that provision. A waiver of one provision is not a waiver of any other. Failure to enforce any provision of this Agreement shall not waive that provision or any other.

5.11. Construction. Any rule of construction to the effect that ambiguities in a writing are to be construed against the drafting party does not apply in the interpretation of this Agreement, or any portion hereof, which has actively been negotiated and drafted by counsel for each of the Parties, and all of them.

5.12. Severability. Except for Sections 3.2 and 3.3 which shall not be severable and are material, provided the remainder of this document does not frustrate the purpose and intent of the law and the Parties in entering into this Agreement, in the event that any portion of this Agreement shall be judicially determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

6. DECLARATIONS.

BY SIGNING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND DECLARES: (A) THAT THE PARTY HAS FULLY AND CAREFULLY READ THE AGREEMENT; (B) THAT THE PARTY CLEARLY UNDERSTANDS THAT THE AGREEMENT IS A COMPLETE AND FINAL SETTLEMENT; (C) THAT THE PARTY

CLEARLY UNDERSTANDS THE MEANING, PURPOSE, AND INTENT OF EACH PROVISION OF THE AGREEMENT, AND THAT EACH PROVISION IS CLEAR AND DEFINITE; (D) THAT PINNACLE ON THE ONE HAND, AND ARCH ON THE OTHER, HAVE NOT RELIED UPON ANY REPRESENTATION OF THE OTHER IN AGREEING TO THE TERMS OF THIS AGREEMENT; AND (E) THAT THE PARTY HAS BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL WITH RESPECT TO NEGOTIATING, EXPLAINING, AND ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties, and each of them, hereby execute this Settlement Agreement and Mutual Release in consideration of the mutual promises made herein, as of the dates indicated below.

APPROVED AND AGREED TO:

PINNACLE ENTERTAINMENT, INC.

Dated: February 22, 2008	By:	/s/ John A. Godfrey
	Its:	Executive Vice President, Secretary and General Counsel

ARCH SPECIALTY INSURANCE COMPANY
Dated: February 22, 2008
	By:	/s/ Jeffrey Smrek
	Its:	V.P. Property Claims